UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

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Barnwell Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BARNWELL INDUSTRIES, INC.
March 24, 2025

PROTECT YOUR INVESTMENT: DO NOT LET NED SHERWOOD STEAL YOUR COMPANY WITHOUT PAYING YOU A CONTROL PREMIUM

STOCKHOLDERS SHOULD IGNORE AND DISCARD ANY BLUE CONSENT CARD SENT BY NED SHERWOOD

Dear Valued Barnwell Industries Stockholders:

Ned Sherwood and certain of his affiliates (“Sherwood”) recently launched a consent solicitation (the “Consent Solicitation”), seeking to remove the entire Board of Directors of Barnwell, including his own previous designees, and replace the Board with five new individuals, including himself, effectively taking control of your company without paying stockholders a control premium and without any plan or credible idea to enhance the value of your investment.

We have tried in good faith to settle with Sherwood and avoid yet another year of his ramblings, missives and attempts to disrupt the Company.  Most recently, we offered to compromise by seating a board made up of a majority of individuals previously approved by Sherwood, as well as offering to make him Chairman of the Board, but he apparently demands all or nothing.

You are likely to receive a blue consent card mailed to you by Sherwood, seeking approval of this extremely disruptive and dangerous board coup. The value of your investment is at risk. We urge you to discard the blue consent card sent to you by Sherwood and ignore any of his calls, messages and other attempts to solicit his blue consent card.

Sherwood has been running disruptive campaigns against Barnwell since 2020 – shifting his support among nine different individuals over that time period – yet inexplicably not one of these nine individuals appears on Sherwood’s blue consent card.

Sherwood has had substantial influence on the composition of the Barnwell Board over the past five years.  From 2020 to 2023, three of the seven directors were Sherwood designees. From 2023 to the present, pursuant to a settlement agreement, each of Sherwood and the Company designated two directors and a fifth director, Josh Horowitz, was chosen by mutual agreement as an objective and impartial appointee.

Historically, we believe Sherwood has shifted his support whenever a director has demonstrated independent judgement that hasn’t aligned with Sherwood’s self-serving views. This pattern continues as Sherwood is attacking the Company yet again while his own designees and agreed-upon directors serve on the Board.

Stockholders should not expect Sherwood to be loyal to Barnwell.

Sherwood Hid Investments in a Barnwell Competitor Affiliated with One of His
Designated Directors and Acted to Intentionally Undermine Management and the Board
Earlier this year, the Board learned that Sherwood made a significant investment in a competing Canadian oil and gas venture founded and controlled by one of Sherwood’s former director designees, who was a sitting member of the Barnwell Board at that time. We believe this arrangement was undertaken as a quid pro quo so that Sherwood’s nominee would execute on Sherwood’s self-serving agenda. Sherwood’s investment with a competitor of the Company was shocking in that it was enough capital to have allowed Barnwell to drill two new wells at its key Twining field in Alberta if he had invested in Barnwell rather than a competing company.

Stockholders should question how Sherwood could purport to serve the best interests of the Company and its stockholders after making such an investment and should be concerned that he continues to seek “yes-men”, as opposed to healthy and unbiased input from an independent Board.

Despite Repeated Requests, Sherwood Has Failed to Propose a Different Plan or
Business Strategy

Sherwood has NO PLAN for Barnwell Other than to Take Over the Company
Without Paying a Control Premium

Sherwood has continuously stated that he has a plan to improve Barnwell. We have asked him repeatedly for details (or perhaps - a detail), but no further information is ever forthcoming.  In fairness, Sherwood has provided some vague platitudes via email, including stating: “Summarizing my ultimate vision for BRN, I see the Company as a cash rich entity with a $40+ million tax loss carry-forward that will, via an acquisition, unlock/create meaningful shareholder value.” However, neither the source of the cash nor the plan for using the net operating loss carryover has ever been articulated. Over five years, neither Sherwood nor any of his numerous designees to the Board, have ever proposed such an acquisition or merger opportunity.

We note that while Barnwell’s U.S. NOL is valuable where the Company has pre-tax net income in the U.S., as a standalone asset it competes with literally hundreds of public companies that have significantly more robust tax attributes.

If the Board had conceded to Sherwood’s prior demands, the Company would have lost out on approximately $15,000,000 of distributions and approximately $6,000,000 of cash flow.

In addition, for a number of years Sherwood has lobbied to immediately shut down all Hawaiian operations and sell the Canadian oil business at a fire sale price.  The record over the last several years unequivocally demonstrates how wrong Sherwood has been, and that his apparent motivation has been to create a public shell to pursue leveraged M&A opportunities.  With respect to immediately shutting down and liquidating the operations in Hawaii, it is indisputable that since 2020, the Board’s resistance to Sherwood‘s demands have greatly improved the Company’s operations and financial position.

In 2020, when the new Board was seated with three of Sherwood’s designees, Sherwood called for the sale of the Hawaii land division at any price, which the majority of the Board would not approve. Since mid-2020, that division has collected distributions in excess of $15,000,000 with virtually no offsetting expenses.  In addition, the Company’s water well drilling subsidiary, which Sherwood’s representatives wanted sold at any price, contributed approximately $6,000,000 in cash flow in fiscal 2020 as a result of their performance of a cost-plus contract, which together with the land revenues, enabled the Company to navigate through the pandemic and reinvest in its Twining property.  We note that under the Board and management Sherwood attacks, the Company has virtually no debt and has not had any significant debt facility for many years.

Your Board has a clear plan to enhance value for stockholders.

We continue to take decisive action toward enhancing the financial and operational strength of Barnwell. To advance this work, Barnwell is winding down its Hawaiian presence, transitioning most, if not all, of its accounting and other back-office functions and personnel to Calgary.

In connection with our Hawaii wind down, we just announced on Monday, March 17th, the sale of our wholly owned subsidiary, Water Resources International, Inc. for $1,050,000.  Proceeds from the sale will be used for general corporate purposes, with a focus towards reinvestment in the Company’s oil and gas operations. Revenues from the divested business, which was represented as the Company’s Contract Drilling segment, totaled approximately $3,162,000 for the trailing-twelve-months ended December 31, 2024.

Barnwell continues to have virtually no debt and has been engaged with its investment bankers to obtain funding to drill new wells in the Twining field in Alberta when there is more certainty around U.S.-Canadian relations.

We strongly believe in the value potential of your investment as we continue to execute on our strategic plan.

Sincerely,

The Executive Committee of the Board of Directors of Barnwell Industries, Inc.

Ken Grossman	Josh Horowitz	Alex Kinzler
/s/ Ken Grossman	/s/ Josh Horowitz	/s/ Alex Kinzler
Chairman of the Board,	Independent Director	Executive Chairman
Independent Director

If you have any questions or to revoke a previous submitted consent, please contact our proxy solicitor: Okapi Partners at (877) 869-0171 or by email at info@okapipartners.com

Forward-Looking Statements

Certain information contained in this letter to stockholders contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current beliefs and expectations of our board and management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, our expectations regarding the effect of the Sherwood Group’s Consent Solicitation and our ability to successfully solicit revocations of consents from our stockholders to reject the Sherwood Group’s proposals. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Any or all of the forward-looking statements may turn out to be incorrect or be affected by inaccurate assumptions Barnwell might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the actions of the Sherwood Group, our ability to successfully solicit revocations of consents from our stockholders to reject the Sherwood Group’s proposals, our ability to defend against any potential claims by the Sherwood Group, our ability to execute on our strategy and business plan and the other risks forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this letter to stockholders, as they speak only as of the date of this letter, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

Important Additional Information and Where to Find It

Barnwell Industries, Inc. (the “Company”) plans to file proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”) and plans to file a consent revocation statement in connection with the Sherwood Group’s consent statement which, among other things, seeks to remove and replace the current members of the Board of Directors of the Company.  Prior to the 2025 Annual Meeting, the Company will file a definitive proxy statement (the “Proxy Statement”) together with a WHITE proxy card.  The Company will also file a definitive revocation statement (the “Revocation Statement”) together with a WHITE revocation card. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Proxy Statement, the Revocation Statement and any amendments or supplements thereto and any other documents (including the WHITE proxy card and WHITE revocation card) when filed by the Company with the SEC at the SEC’s website (http://www.sec.gov) or at the Company’s website at https://ir.brninc.com/ or by contacting Alexander Kinzler, Secretary and General Counsel of the Company, by phone at (808) 531-8400, by email at akinzler@brninc.com or by mail at Barnwell Industries, Inc., 1100 Alakea Street, Suite 500, Honolulu, Hawaii 96813.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and other employees may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in (i) the solicitation of revocations of consents relating to the efforts of the Sherwood Group and certain other participants to solicit consents for, among other things, the removal of all members of the Company’s Board of Directors or (ii) the solicitation of proxies from stockholders in connection with the 2025 Annual Meeting.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting.  Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2024 annual meeting of stockholders, filed with the SEC on April 2, 2024.  To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Statements of Change in Ownership on Form 3 and Form 4 filed with the SEC: Form 3, filed by Craig Hopkins, with the filings of the Company on May 16, 2024; Form 4, filed by Craig Hopkins, with the filings of the Company on May 20, 2024, August 29, 2024, January 13, 2025 and January 17, 2025; Form 4, filed by Joshua Horowitz, with the filings of the Company on August 23, 2024 and October 28, 2024; Form 4, filed by Kenneth Grossman, with the filings of the Company on October 28, 2024; and Form 4, filed by Douglas Woodrum, with the filings of the Company on October 28, 2024. These filings can be found at the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests (by security holdings or otherwise), will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.